[DESCRIPTION]    SUBSIDIARIES OF THE REGISTRANT



AMERIWOOD INDUSTRIES INTERNATIONAL CORPORATION AND SUBSIDIARIES

                  SUBSIDIARIES OF THE REGISTRANT





                 Rospatch Jessco Corporation            Michigan

                 Tiffin Enterprise, Inc.                Ohio

            (A)  B.I.C. America, Inc.                   Ohio

                 Rospatch Orlando, Inc.                 Delaware


(A)  A wholly-owned subsidiary of Tiffin Enterprise, Inc.